Exhibit 99.1

              Whole Foods Market Reports Fourth Quarter Results

  Sales Increase 24%, Net Income Increases 27% and Diluted EPS Increase 21%;
             Company Announces 27% Increase in Quarterly Dividend

    AUSTIN, Texas, Nov. 10 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today reported sales and earnings for the 12-week quarter and 52-week fiscal year ended September 26, 2004. For the fourth quarter, sales increased 24% to $927.3 million, net income increased 27% to $30.2 million, diluted earnings per share increased 21% to $0.46, and Economic Value Added
(EVA) improved $2.0 million to $1.0 million. For the fiscal year, sales increased 23% to $3.9 billion, net income increased 32% to $137.1 million, diluted earnings per share increased 26% to $2.09, and EVA improved
$12.6 million to $15.2 million. The Company also announced that its Board of Directors approved a 27% increase in the quarterly dividend to $0.19 per share from $0.15 per share.

     Operating Highlights                               4Q04           FY04
     Sales increase                                      24%            23%
     Comparable store sales growth                     14.0%          14.9%
     Identical store sales growth                      13.3%          14.5%
     Weighted average square footage growth              13%             9%
     Number of stores opened / acquired                    3             19
     Net income increase                                 27%            32%
     Diluted earnings per share (EPS) increase           21%            26%
     EVA increase                                   $2.0 mil      $12.6 mil
     Cash dividend payments to shareholders         $9.4 mil      $27.7 mil

    "Our fourth quarter results cap off an outstanding year," said John Mackey, Chairman, Chief Executive Officer, and Co-Founder of Whole Foods Market. "In a year that has proven to be very challenging for most food retailers, we grew sales 23% to just under $4 billion, and our 14.9% comparable store sales increase set a new company record. Our net profit margin improved 25 basis points to 3.5% of sales, and we produced a 26% increase in diluted earnings per share to $2.09, which was well ahead of our initial guidance of $1.87 to $1.95. We reported our fourth consecutive quarter of positive EVA resulting in record incremental EVA improvement of $12.6 million. In addition, we are very pleased, after initiating a dividend payment to shareholders just one year ago, to be announcing a 27% increase in that dividend today."

                                                                      # of
                                     Average    Average    NOPAT      Comp
     Store Returns for the Quarter     Size      Comps      ROIC     Stores

     Stores over eight years old      28,000     12.2%       54%        67
     Stores between five and
       eight years old                34,000     13.9%       38%        27
     Stores between two and
       five years old                 36,000     13.3%       20%        38
     Stores less than two years old
       (including relocations)        37,000     26.2%       16%        13

     Stores in comparable store base  32,000     14.0%       32%       145
     Stores open at the end of the
       fourth quarter                 32,000                 27%       163

    In the fourth quarter, gross profit increased 35 basis points to 34.7% of sales, and direct store expenses increased 44 basis points to 25.9% of sales, resulting in a 10 basis point decrease in store contribution to 8.7% of sales. For the 145 stores in the comparable store base, gross profit improved 66 basis points to 35.1% of sales, and direct store expenses increased 16 basis points to 25.6% of sales, resulting in a 49 basis point increase in store contribution to 9.4% of sales. General and administrative (G&A) expenses were flat at 3.0% of sales.
    As shown in the table below, the Company's fiscal 2004 results were in line with its historical four-year average results. While there may be more variability during a particular quarter, the Company points out the consistency of these line items as a percentage of sales over time.

                                                           4-Year
     Historical Performance   FY00   FY01    FY02   FY03  Average  FY04
     Gross profit            34.5%  34.8%   34.7%  34.3%   34.5%   34.8%
     Direct store expenses   25.0%  25.3%   25.1%  25.2%   25.2%   25.5%
     Store contribution       9.4%   9.5%    9.6%   9.2%    9.4%    9.3%

    Capital expenditures in the quarter were $64 million of which $37 million was for new store development. The Company produced cash flow from operations of $75 million during the quarter and paid approximately $9 million to shareholders in its third quarterly dividend of $0.15 per share. Cash and cash equivalents, including restricted cash, were approximately $222 million at the end of the quarter, and total long-term debt, which includes
$159 million in Zero Coupon Convertible Debentures, was approximately
$171 million.
    In the fourth quarter, the Company opened three new stores in Princeton, NJ; Valencia, CA; and West Vancouver, British Columbia, ending the quarter with 163 stores totaling approximately 5.1 million square feet. The Company has opened one store in Hingham, MA and expects to open two additional stores in Redwood City, CA and Sarasota, FL in the first quarter of fiscal year 2005.
    The Company is pleased to announce the recent signing of eight new store leases in Seattle, WA; Denver, CO; Greenville, SC; Santa Barbara, CA; Long Island, NY; Manhattan, NY; Sacramento, CA; and Tustin, CA (a relocation). The following table provides additional information about the Company's store development pipeline.

     Stores in Development                  11/10/04    11/12/03  % Change
     Number of stores in development              53          35       51%
     Average size (gross square feet)         49,000      45,000        9%
       As a percentage of existing store
         average size                           155%        143%         -
     Total square footage under
       development                         2,600,000   1,600,000       61%
       As a percentage of existing square
        footage                                  50%         35%         -

    The Company today announced that its Board of Directors approved a 27% increase in the Company's quarterly dividend to $0.19 per share from $0.15 per share. The first $0.19 per share quarterly dividend will be payable January 17, 2005 to shareholders of record as of January 7, 2005 and is expected to pay out approximately $48 million in calendar 2005.

                                           FY00-FY03             FY00-FY04
     Historical Performance                  Average        FY04   Average
     Sales growth (CAGR)                       20.5%       22.8%     21.0%
     Comparable store sales growth              9.1%       14.9%     10.3%
     Two-year comps (sum of two years)         18.0%       23.5%     19.1%

    Future Growth Goals
    The Company has a stated long-term growth goal of $10 billion in sales by the year 2010. As shown in the table above, the Company produced above-average sales and comparable store sales increases in fiscal year 2004 and will, therefore, face difficult comparisons in 2005, particularly in the second quarter when it will be comparing against a 17.1% comparable store sales increase. For fiscal year 2005, however, the Company still expects sales growth of 15% to 20% and comparable store sales growth of 8% to 10%.
The Company expects weighted average square footage growth of approximately 15% based on the opening of 15 to 18 new stores, including three relocations. Diluted earnings per share growth is expected to be lower than sales growth primarily due to the anticipated acceleration in square footage growth, which is expected to result in pre-opening expenses in the range of $18 million to $20 million versus $10 million in the prior year. In addition, new stores could have some negative impact on store contribution, as new stores generally have lower gross margins and higher direct store expenses than more mature stores. Capital expenditures are expected to be in the range of $300 million to $320 million.
    The Company's guidance does not include any impact from the Financial Accounting Standards Board's (FASB) proposed Statement 123R, Share-based Payment, which would require all companies to expense share-based payments, including stock options, at fair value. The current proposed guidelines would be applied to companies for interim or annual periods beginning after June 15, 2005; therefore, the Company would expect to begin expensing stock options in the fourth quarter of fiscal year 2005. The Company's guidance excludes any impact from expensing stock options as FASB has not issued a final statement.
    Supplemental Information: The following pie chart depicts net income and certain expense categories, including salaries and benefits, as a percentage of sales for the twelve weeks ended September 26, 2004.

           http://www.wholefoodsmarket.com/investor/Q404chart.html

    The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT. The dial in number is 1-800-540-0559 and the conference ID is "Whole Foods." A replay will be available for approximately 48 hours at 1-402-220-1123, and a simultaneous audio webcast will be available at http://www.wholefoodsmarket.com .

    About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is the largest natural and organic foods retailer. The Company had sales of $3.9 billion in fiscal year 2004 and currently has 164 stores in the United States, Canada and the United Kingdom.
    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 28, 2003. The Company does not undertake any obligation to update forward-looking statements.

     Whole Foods Market, Inc.
     Consolidated Statements of Operations
     (In thousands, except per share amounts)

                                 Twelve weeks ended     Fifty-two weeks ended
                                 Sept. 26,  Sept. 28,   Sept. 26,    Sept. 28,
                                   2004       2003        2004         2003

    Sales                        $927,306   $750,651  $3,864,950   $3,148,593
    Cost of goods sold and
     occupancy costs              605,965    493,135   2,521,611    2,067,939
      Gross profit                321,341    257,516   1,343,339    1,080,654
    Direct store expenses         240,278    191,178     983,765      792,536
      Store contribution           81,063     66,338     359,574      288,118
    General and administrative
     expenses                      27,597     22,298     119,800      100,693
    Pre-opening and relocation
     costs                          3,199      3,935      10,459       12,091
      Operating income             50,267     40,105     229,315      175,334
    Other income (expense):
    Interest expense               (1,593)    (1,621)     (7,249)      (8,114)
    Investment and other income     1,707      1,204       6,456        5,593
      Income before income taxes   50,381     39,688     228,522      172,813
    Provision for income taxes     20,153     15,876      91,409       69,126
      Net income                 $ 30,228   $ 23,812    $137,113     $103,687

      Basic earnings per share   $   0.48   $   0.40    $   2.24     $   1.76
      Weighted average shares
       outstanding                 62,339     59,989      61,324       59,035

      Diluted earnings per share $   0.46   $   0.38    $   2.09     $   1.66
      Weighted average shares
       outstanding, diluted basis  68,613     65,827      67,727       65,330

      Dividends per share        $   0.15   $    ---    $   0.60     $    ---

     A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

                                 Twelve weeks ended     Fifty-two weeks ended
                                 Sept. 26,  Sept. 28,   Sept. 26,    Sept. 28,
                                   2004       2003        2004         2003
    Net income (numerator for
     basic earnings per share)   $ 30,228   $ 23,812    $137,113     $103,687
    Interest on 5% zero coupon
     convertible subordinated
     debentures, net
     of income taxes                1,099      1,052       4,697        4,481
    Adjusted net income
     (numerator for diluted
     earnings per share)         $ 31,327   $ 24,864    $141,810     $108,168
    Weighted average common
     shares outstanding
     (denominator for basic
     earnings per share)           62,339     59,989      61,324       59,035
    Potential common shares
     outstanding:
      Assumed conversion of 5%
       zero coupon convertible
       subordinated debentures      3,280      3,285       3,281        3,285
      Assumed exercise of stock
       options                      2,994      2,553       3,122        3,010
    Weighted average common
     shares outstanding and
     potential additional common
     shares outstanding
     (denominator for diluted
     earnings per share)           68,613     65,827      67,727       65,330

    Basic earnings per share     $   0.48   $   0.40    $   2.24     $   1.76
    Diluted earnings per share   $   0.46   $   0.38    $   2.09     $   1.66

     Whole Foods Market, Inc.
     Consolidated Balance Sheets
     September 26, 2004 and September 28, 2003
     (In thousands)

    Assets
                                                    2004              2003
    Current assets:
    Cash and cash equivalents                   $  198,377          $165,779
    Restricted cash                                 23,160               ---
    Trade accounts receivable                       64,972            45,947
    Merchandise inventories                        152,912           123,904
    Prepaid expenses and other current assets       16,702            12,447
    Deferred income taxes                           28,894            15,607
      Total current assets                         485,017           363,684
    Property and equipment, net of accumulated
     depreciation and amortization                 877,457           718,240
    Long-term investments                              ---             2,206
    Goodwill                                       112,186            80,548
    Intangible assets, net of
     accumulated amortization                       24,831            26,569
    Other assets                                    20,302             5,573
      Total assets                              $1,519,793        $1,196,820

    Liabilities And Shareholders' Equity
                                                    2004              2003
    Current liabilities:
    Current installments of long-term debt
     and capital lease obligations              $    5,719        $    5,806
    Trade accounts payable                          90,751            72,715
    Accrued payroll, bonus and other benefits
     due team members                              100,536            70,875
    Dividends payable                                9,361               ---
    Other accrued expenses                         124,641            90,188
      Total current liabilities                    331,008           239,584
    Long-term debt and capital lease
     obligations, less current installments        165,024           162,909
    Deferred rent liability                         13,566            13,349
    Other long-term liabilities                      1,581             2,301
    Deferred income taxes                           20,175             2,501
      Total liabilities                            531,354           420,644
    Shareholders' equity:
    Common stock, no par value, 150,000 shares
     authorized; 62,771 and 60,299 shares
     issued; 62,408 and 60,070 shares
     outstanding in 2004 and 2003 respectively     535,107           423,297
    Accumulated other comprehensive income           2,053             1,624
    Retained earnings                              451,279           351,255
    Total shareholders' equity                     988,439           776,176
    Commitments and contingencies
      Total liabilities and
       shareholders' equity                     $1,519,793        $1,196,820

     Whole Foods Market, Inc.
     Consolidated Statements of Cash Flows
     (In thousands)

                                                   Fifty-two weeks ended
                                               September 26,     September 28,
                                                    2004              2003
    Cash flows from operating activities
    Net Income                                    $137,113          $103,687
    Adjustments to reconcile net income to
     net cash provided by operating activities
         Depreciation and amortization             111,891            97,986
         Loss on disposition of assets               5,769               771
         Deferred income tax expense (benefit)       4,387             5,712
         Tax benefit related to exercise of
          employee stock options                    35,583            25,917
         Interest accretion on long-term debt        7,551             7,339
         Other                                        (942)           10,102
         Net change in current assets
          and liabilities
            Trade accounts receivable              (19,158)          (15,209)
            Merchandise inventories                (27,868)          (17,714)
            Prepaid expense and other
             current assets                         (2,940)           (1,755)
            Trade accounts payable                  12,515            13,005
            Accrued payroll, bonus and other
             benefits due team members              29,646            11,516
            Other accrued expenses                  35,279            38,100
      Net cash provided by operating activities    328,826           279,457
    Cash flows from investing activities
    Development costs of new store locations      (155,214)          (89,007)
    Other property, plant and
     equipment expenditures                       (109,739)          (84,103)
    Acquisition of intangible assets                  (584)           (6,456)
    Increase in notes receivable                   (13,500)              ---
    Increase in restricted cash                    (23,160)              ---
    Payment for purchase of acquired
     entities, net of cash acquired                (18,873)              ---
    Other investing activities                       1,916             3,763
      Net cash used in investing activities       (319,154)         (175,803)
    Cash flows from financing activities
    Dividends paid                                 (27,728)              ---
    Issuance of common stock                        59,518            52,270
    Payments on long-term debt and capital
     lease obligations                              (8,864)           (5,835)
      Net cash provided by financing activities     22,926            46,435
    Cash flows from discontinued operations
      Net cash provided by discontinued operations     ---             3,044
    Net increase in cash and cash
     equivalents                                    32,598           153,133
    Cash and cash equivalents at
     beginning of period                           165,779            12,646
    Cash and cash equivalents at
     end of period                                $198,377          $165,779

    Supplemental disclosure of
     cash flow information:
      Interest paid                               $  2,127          $  2,084
      Federal and state income taxes paid         $ 60,372          $ 16,375
    Non-cash transactions:
      Common stock issued in connection
       with acquisition                           $ 16,375          $    ---

     Whole Foods Market, Inc.
     Other Financial Information
     (In thousands, except per share amounts)

     In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added ("EVA") in the press release as additional information about its operating results. This measure is not in accordance with, or an alternative to, GAAP. The Company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company and for incentive compensation and capital planning purposes. The following table reflects a reconciliation of this non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

    EVA
                                 Twelve weeks ended     Fifty-two weeks ended
                                 Sept. 26,  Sept. 28,   Sept. 26,    Sept. 28,
                                   2004       2003        2004         2003

    GAAP Net income              $ 30,228   $ 23,812   $ 137,113    $ 103,687
    Provision for income taxes     20,153     15,876      91,409       69,126
    Interest expense and other      3,168      3,348      11,955       11,823
      NOPBT                        53,549     43,036     240,477      184,636
    Taxes (40%)                   (21,420)   (17,214)    (96,191)     (73,854)
      NOPAT                        32,129     25,822     144,286      110,782
    Capital Charge (9%)           (31,175)   (26,894)   (129,104)    (108,231)
      EVA                        $    954   $ (1,072)  $  15,182    $   2,551

     The following tables reflect the pro forma effects of recognizing compensation cost for stock options in accordance with Statement of Financial Accounting Standards No. 123:

    Stock-Based Compensation
                                 Twelve weeks ended     Fifty-two weeks ended
                                 Sept. 26,  Sept. 28,   Sept. 26,    Sept. 28,
    Net income                     2004       2003        2004         2003

    Net income                   $ 30,228   $ 23,812    $137,113     $103,687
    After-tax pro forma expense    (7,195)    (4,689)    (23,888)     (17,675)
      Pro forma net income       $ 23,033   $ 19,123    $113,225     $ 86,012
    Dilution                           24%        20%         17%          17%

    Earnings per share
    Net income                   $   0.46   $   0.38    $   2.09     $   1.66
    After-tax pro forma expense     (0.10)     (0.07)      (0.33)       (0.25)
      Pro forma net income       $   0.36   $   0.31    $   1.76     $   1.41
    Dilution                           22%        18%         16%          15%

    CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455

SOURCE  Whole Foods Market, Inc.
    -0-                             11/10/2004
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)

CO:  Whole Foods Market, Inc.
ST:  Texas
IN:  FOD REA SUP
SU:  ERN DIV CCA MAV